Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES EARLY RESULTS

AND EXTENSION OF EARLY TENDER TIME

FOR MONITRONICS EXCHANGE OFFER

Englewood, CO — November 20, 2018 - Ascent Capital Group, Inc. (“Ascent”) (NASDAQ: ASCMA) today announced that as of 5:00 p.m., New York City time, on November 19, 2018, holders of $469,957,000 aggregate principal amount of 9.125% Senior Notes due 2020 (the “Old Notes”) of Monitronics International, Inc., a wholly owned subsidiary of Ascent (“Monitronics”), representing approximately 80.33% of the outstanding aggregate principal amount of the Old Notes, had been validly tendered and not validly withdrawn pursuant to Monitronics’ previously announced offer to exchange up to $585,000,000 aggregate principal amount of Monitronics’ new 5.500%/6.500% Senior Secured Second Lien Cashpay/PIK Notes due 2023 (the “New Notes”) to be issued for validly tendered (and not validly withdrawn) Old Notes and, in conjunction with the exchange offer, a solicitation of consents by Monitronics to certain proposed amendments to the indenture governing the Old Notes.

Monitronics has extended the early tender time of the Old Notes until 11:59 p.m., New York City time, on December 10, 2018 (the “Early Tender Time”). Holders of Old Notes who validly tender prior to the Early Tender Time will receive $1,000 principal amount of New Notes per $1,000 principal amount of such Old Notes validly tendered and not validly withdrawn.

Monitronics has received consents from the holders of greater than a majority of the outstanding principal amount of Old Notes and will enter into the supplemental indenture giving effect to the proposed amendments, which will become operative when Monitronics accepts the validly tendered Old Notes for purchase and notifies the trustee that such Old Notes have been accepted for purchase.

The withdrawal deadline of 5:00 p.m., New York City time, on November 19, 2018 has passed and tendered Old Notes may no longer be validly withdrawn except for under the limited circumstances described in the offering memorandum for the exchange offer.

Consummation of the exchange offer is conditioned upon the satisfaction or waiver of the conditions specified in the offering memorandum. The exchange offer and the consent solicitation may be amended, extended, terminated or withdrawn by Monitronics for any reason in its sole discretion.

The New Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act or in any other jurisdiction absent registration or an applicable exemption from the registration requirements of the securities laws of such other jurisdiction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the New Notes or any other securities, nor shall there be any offer, solicitation or sale of the New Notes or any other securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful.

D.F. King & Co., Inc. is acting as the exchange agent and information agent for the exchange offer and the consent solicitation. Requests for the offering documents from “Eligible Holders” may be directed to D.F. King & Co., Inc. and holders of the Old Notes may complete and submit a letter of eligibility online at www.dfking.com/monitronics or by e-mail to monitronics@dfking.com or by phone at (212) 269-5550 (for brokers and banks) or (877) 674-6273 (for all others).

None of Ascent, Monitronics, their subsidiaries or any other person makes a recommendation as to whether holders of the Old Notes should tender their Old Notes pursuant to the exchange offer or deliver consents pursuant to the consent solicitation. Each holder must make its own decision as to whether to tender its Old Notes and to deliver consents, and, if so, the principal amount of the Old Notes as to which action is to be taken.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the issuance of the New Notes and other matters that are not historical facts. Words such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “projects,” “plans,” “seeks” “may,” “will,” “should,” and similar expressions may identify forward-looking statements. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the ability of Monitronics to satisfy the conditions to the settlement of the exchange offer and the consent solicitation, general market and economic conditions, changes in law and government regulations and other matters affecting the business of Monitronics, and the other risks described in the offering memorandum. These forward-looking statements speak only as of the date of this press release, and Ascent and Monitronics expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in their expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Monitronics, including the most recent Forms 10-K and 10-Q for additional information about Monitronics and about the risks and uncertainties related to Monitronics’ business which may affect the statements made in this press release.

About Ascent and Brinks Home Security

Ascent Capital Group, Inc. (NASDAQ: ASCMA) is a holding company whose primary subsidiary, Monitronics, operates as Brinks Home SecurityTM, one of the largest home security and alarm monitoring companies in the U.S. Headquartered in the Dallas Fort-Worth area, Brinks Home Security secures approximately 1 million residential and commercial customers through highly responsive, simple security solutions backed by expertly trained professionals. Brinks Home Security has the nation’s largest network of independent authorized dealers - providing products and support to customers in the U.S., Canada and Puerto Rico - as well as direct-to-consumer sales of DIY and professionally installed products.

Contact:

Erica Bartsch

Sloane & Company

212-446-1875

ebartsch@sloanepr.com